                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                             (Amendment No. 1 )*
                                           ---
                           Watkins-Johnson Company
                 ---------------------------------------------
                               (Name of Issuer)

                          Common Stock, no par value
                 ---------------------------------------------
                        (Title of Class of Securities)

                                 942 486-10-1
                 ---------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [   ].  (A
fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 4 pages

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CUSIP No. 942 486-10-1
          ------------
 1   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Litton Industries, Inc.
         95-1775499
- -----------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) (   )
                                                                    (b) ( X )
- -----------------------------------------------------------------------------
 3   SEC USE ONLY

- -----------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
- -----------------------------------------------------------------------------

                5    SOLE VOTING POWER

                               -0-

 NUMBER OF      -------------------------------------------------------------
  SHARES
BENEFICIALLY    6    SHARED VOTING POWER
 OWNED BY                      -0-
   EACH         -------------------------------------------------------------
 REPORTING
  PERSON        7    SOLE DISPOSITIVE POWER
   WITH                        -0-

                -------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER
                               -0-
                -------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-

- -----------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)

- -----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         -0-

- -----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)
         CO

- -----------------------------------------------------------------------------

                               Page 2 of 4 pages
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Item 1.

    (a)  Name of Issuer:
              Watkins-Johnson Company

    (b)  Address of Issuer's Principal Executive Offices:
              3333 Hillview Avenue
              Stanford Research Park
              Palo Alto, CA   94304


Item 2.

    (a)  Name of Person Filing:
              Litton Industries, Inc.

    (b) Address of Principal Business Offices or, if none, Residence:
              360 North Crescent Drive
              Beverly Hills, CA 90210-4867

    (c)  Citizenship:
              Delaware, USA

    (d)  Title of Class of Securities:
              Common Stock, no par value

    (e)  CUSIP Number:
              942 486-10-1


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:
              N/A


Item 4.  Ownership.

    (a)  Amount Beneficially Owned:
              -0-

    (b)  Percent of Class:
              -0-

    (c)  Number of shares as to which such person has:
           (i)    sole power to vote or to direct the vote                -0-
           (ii)   shared power to vote or to direct the vote              -0-
           (iii)  sole power to dispose or to direct the disposition of   -0-
           (iv)   shared power to dispose or to direct the disposition of -0-


                               Page 3 of 4 pages
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Item 5.  Ownership of Five Percent or Less of a Class.
              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ]


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
              N/A


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
              N/A


Item 8.  Identification and Classification of Members of the Group.
              N/A


Item 9.  Notice of Dissolution of Group.
              N/A


Item 10. Certification.
              N/A


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  February 10, 1994
                                      ---------------------------------------
                                      Date

                                      /s/         Carol A. Wiesner
                                      ---------------------------------------
                                      Signature:  Carol A. Wiesner


                                            Vice President and Treasurer
                                      ---------------------------------------
                                      Name/Title





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